Exhibit 99

                       PRESS RELEASE OF CAPE BANCORP, INC.


  CAPE SAVINGS BANK AND CAPE BANCORP, INC. TO COMMENCE CONVERSION AND OFFERING
                      OF UP TO 10,580,000 SHARES OF COMMON
        STOCK TO THE PUBLIC (SUBJECT TO INCREASE UP TO 12,167,000 SHARES)

Cape May Court House, New Jersey (November 26, 2007) - Cape Savings Bank announced today that it has received conditional approval from the New Jersey Department of Banking and Insurance and the conditional non-objection from the Federal Deposit Insurance Corporation to commence its conversion and offering. Cape Bancorp, Inc. also announced today that the registration statement relating to the sale of its common stock was declared effective by the Securities and Exchange Commission on November 13, 2007. Cape Bancorp is the proposed holding company for Cape Savings Bank.

Cape Bancorp has commenced its offering for the sale of between $78.2 million and $105.8 million, or 7,820,000 and 10,580,000 shares of common stock at $10.00 per share. Cape Bancorp may increase the amount that it sells in the offering, without notice to persons who have subscribed for shares, by up to 15%, to $121.7 million or 12,167,000 shares, as a result of market demand, regulatory considerations or changes in financial market conditions. In addition to the shares Cape Bancorp is offering to eligible depositors, its tax-qualified benefit plans and the general public, Cape Bancorp will offer shares of common stock to shareholders of Boardwalk Bancorp, Inc. as partial consideration in the merger of Boardwalk Bancorp with and into Cape Bancorp. Cape Bancorp will also contribute up to $1.2 million in cash and up to 851,690 shares of its common stock to The CapeBank Charitable Foundation. The expected number of shares to be sold in the offering, issued in the merger and contributed to our newly-formed charitable foundation is based on an independent appraisal of the pro forma market value of the common stock of Cape Bancorp at August 31, 2007 that ranged from $133.1 million to $162.6 million (subject to an increase to $184.4 million). The offering range could change as a result of regulatory review or due to updates to the independent appraisal, reflecting, among other things, changes in market conditions before or during the offering.

Completion of the conversion and offering is subject to, among other things, the receipt of final regulatory approvals of the New Jersey Department of Banking and Insurance and the Office of Thrift Supervision, the non-objection of the Federal Deposit Insurance Corporation and the approval and ratification of the plan of conversion and the establishment and funding of the charitable foundation by the depositors of Cape Savings Bank. Completion of the merger is subject to Boardwalk Bancorp shareholder approval.

The Stock Information Center opened on November 26, 2007. The Stock Information Center's telephone numbers are (609) 465-7421 (local) and (800) 694-8800 (toll free). Hours of operation will be from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday.

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In connection with the offering, Cape Bancorp will hold a community meeting open to depositors and community members on December 6, 2007 at 7:00 p.m., Eastern time, at the Wildwood Golf and Country Club. Any questions regarding the community meeting should be directed to the Stock Information Center at the numbers listed above.

Stifel, Nicolaus & Company, Incorporated is serving as conversion advisor and is assisting Cape Bancorp in selling its common stock in the offering on a best efforts basis. Stifel, Nicolaus & Company, Incorporated is not required to purchase any shares in the offering.

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. is serving as special counsel to Cape Bancorp and Cape Savings Bank for the conversion and offering. Muldoon Murphy & Aguggia, Washington, D.C., is serving as counsel to Stifel, Nicolaus & Company, Incorporated.

About Cape Savings Bank

Cape Savings Bank is a community-based, full-service financial institution founded in 1923 and headquartered in Cape May Court House, New Jersey. Cape Savings Bank offers a complete line of quality business and consumer banking products to customers in Cape May and Atlantic counties, New Jersey through its 13 branch offices. As of September 30, 2007, Cape Savings Bank had total assets of $620.1 million, total deposits of $489.6 million and total equity of $72.7 million.

Forward Looking Statements

This news release contains certain forward looking statements. Forward looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward looking statements, by their nature, are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward looking statements. Forward looking statements speak only as of the date they are made. Cape Savings Bank and Cape Bancorp do not undertake to update forward looking statements to reflect circumstances or events that occur after the date the forward looking statements are made or to reflect the occurrence of unanticipated events.